Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, please contact:
First National Bank:
Jerry Calvert
President & CEO
864.594.5691

Media Contact:
Reed Byrum
Byrum Innovation Group
864.567.7468
reedbyrum@byruminnovation.com

FIRST NATIONAL BANCSHARES IN COMPLIANCE WITH NASDAQ

SPARTANBURG, SC, May 5, 2009 – First National Bancshares, Inc. (NASDAQ:FNSC) announced today it is now in compliance with NASDAQ listing standards. The issue with its listing was related to a delay in First National Bancshares’ 2008 10-K filing, which it submitted to the SEC on May 1, 2009.

"We have submitted our Form 10K, which brought us into compliance with NASDAQ," Jerry Calvert, President and CEO of First National Bancshares, said. "This was a procedural matter that we quickly resolved, and our listing will continue uninterrupted.”

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About First National Bancshares, Inc.

First National Bancshares, Inc., (NASDAQ: FNSC) is an $812.5-million asset bank holding company, based in Spartanburg, South Carolina.  First National Bank of the South provides a wide range of financial services to consumer and commercial customers. The banking division operates 12 full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and nine operating as First National Bank of the South in Columbia, Charleston, Mount Pleasant, Greenville and Greer. First National has also received approval from the Office of the Comptroller of the Currency (“OCC”) to open its 13th full-service branch and York County market headquarters in the Fort Mill/Tega Cay community.

First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office in Greenville. First National Bancshares was incorporated in 1999 to conduct general banking business through its wholly owned bank subsidiary, First National Bank of the South. Additional information about First National is available online in the Investor Relations section of www.fnbwecandothat.com.